Exhibit 10.2

EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of the date of the closing of acquisition by The Lubrizol Corporation, an Ohio Corporation of Noveon International, Inc. (“Effective Date”), by and between Noveon, Inc., a Delaware corporation (the “Company”), and Julian Steinberg (the “Employee”);

WITNESSETH
WHEREAS, the Employee is a senior executive of the Company and has made and is expected to continue to make major contributions to the profitability, growth and financial strength of the Company;
WHEREAS, the Company desires to encourage Employee to remain with the Company for a number of years.
WHEREAS, this Agreement is not intended to alter materially the compensation and benefits which the Employee could reasonably expect to receive from the Company that are not addressed within this Agreement; and
WHEREAS, the Employee is willing to render services to the Company on the terms and subject to the conditions set forth in this Agreement;
NOW, THEREFORE, the Company and the Employee agree as follows:
1.	Subject to Section 7, if the Executive remains in the employ of the Company until the 4th anniversary of the Effective Date, he will receive the value, less applicable taxes, of 10,000 retention units determined as of the 4th anniversary of the Effective Date.

2.	Subject to Section 7, if Employee terminates employment with the Company before the 4th anniversary of the Effective Date, Employee will receive the value less applicable taxes, of the corresponding number of retention units determined as of the date of termination pursuant to the following schedule:

Termination Date	Number of Retention Units
Less than 1 year after Effective Date	0
1 year after Effective Date but less than 2 years after Effective Date	3,000
2 years after Effective Date but less than 3 years after Effective Date	5,000
3 years after Effective Date but less than 4 years after Effective Date	7,000

3.	The value of one retention unit equals the value of one share of Lubrizol common stock based on the closing price of a share of Lubrizol common stock on the applicable date as reported on the NYSE composite tape.

4.	Any amount payable to Employee under this Agreement will be made within 30 days of the applicable date.

5.	Employee further agrees as follows:
(a)	Employee agrees and acknowledges that the term “Confidential and Proprietary Information” means any and all information not in the public domain, in any form, emanating from or relating to Company or its subsidiaries, branches and affiliates, including, but not limited to, trade secrets, technical information, methods of operation and procedures, know-how, improvements, price lists, financial data, invoices and financial statements, computer programs, discs and printouts, sketches, and plans (engineering or otherwise), customer lists, telephone numbers, names, addresses, or any other compilation of information written or unwritten which is used in the business of Company or any of its subsidiaries, branches or affiliates. For the purpose of this paragraph (a), the term “affiliate” means a person that directly or indirectly controls, or is controlled by, or is under common control with, Company. Employee agrees and acknowledges that all Confidential and Proprietary Information, in any form, and copies and extracts thereof, is and are and will remain the sole and exclusive property of Company and upon termination of Employee’s employment with Company, Employee agrees to return to Company the originals and all copies of any Confidential and Proprietary Information provided to or acquired by Employee during the period of his employment. Employee expressly agrees not to use the Confidential and Proprietary Information himself or for others in any manner which is detrimental to the interests of Company and never to disclose to any person (except to other of Company’s directors, employees, and official representatives, and then only on a “need-to-know” basis) or entity any Confidential and Proprietary Information of Company either during the term of his employment or at any time after termination of such employment, except upon the express written authorization and consent of Company. Nothing contained herein shall be construed as restricting or creating any liability for the disclosure, communication, or use of Confidential and Proprietary Information that is disclosed as required by law or legal process. In the even that Employee is requested or required by law or legal process to disclose any of the Confidential and Proprietary Information, Employee shall provide the Company with prompt oral and confirming written notice, unless notice is prohibited by law (in which case such notice shall be provided as early as may be legally permissible), of any such request or requirement so the Company may seek a protective order or other appropriate remedy. Employee agrees to cooperate with Company, at the Company’s expense, in any efforts to obtain such remedies, but this provision shall not be construed to require Employee to undertake litigation or other legal proceedings on Employee’s own behalf. In the event that such protective order or other remedy is not promptly obtained, Employee may disclose such Confidential and Proprietary Information.

(b)	Employee understands and acknowledges that each customer of Company will disclose information concerning the customer’s business, which information will be within Company’s control in connection with Company’s furnishing of products and/or services to its customer. Employee covenants and agrees to hold such information in the strictest confidence and shall treat such information in the same manner and be obligated by the provisions of this Agreement as if such information were Confidential and Proprietary Information, as defined in Section 5(a) above.
6.	Employee further agrees as follows:
(a)	Employee hereby assigns to Company the entire right, title and interest of Employee in all inventions, discoveries, improvements, developments and ideas, including, but not limited to, utility, design or plant patents, invention certificates, statutory invention registrations, copyrights, computer programs, trademarks, trade secrets, whether or not patentable (collectively “Inventions”), hereafter made or conceived by him, solely or jointly with others, during his employment, or which are conceived or reduced to practice within one year following the termination of employment hereunder.

(b)	This Section 6 does not apply to any Invention for which no equipment, supplies, facilities, or trade secrets of Company are used and which is developed entirely on Employee’s own time, unless
(i)	the Invention relates to the business of Company, or relates to Employer’s actual or demonstrably anticipated research and development, or

(ii)	the Invention results from any work performed by Employee for Company. Employee further understands that he has the burden of establishing any exception described in this paragraph (b).
(c)	Employee agrees that in connection with each Invention covered by paragraph (a) above:
(i)	he will communicate the fact of the Invention promptly and fully to Company or its designee and, if requested, make a specific assignment of title thereto to Company or its designee;

(ii)	he will keep and maintain adequate and current written records thereof at all stages, in the form of notes, sketches, drawings, and reports relating thereto, which records shall be and remain the property of and be available to Company at all times; and

(iii)	he will, during and after his employment by Company, without charge to Company for his time but at its request and expense, assist Company and its designees in every proper way to obtain and to cause to be vested in it or them title to each Invention in all countries selected by Company, by executing all necessary or desirable documents, including applications for patents and assignments thereof, and otherwise assist Company at no expense to himself in the prosecution for any Invention or in any litigation or other matter.
(d)	Employee represents that there are no Inventions conceived by him prior to his employment by Company which are excluded from the provisions of this Section 6, except the following:
(i)	Inventions, if any, already published or disclosed in patents, applications, statutory invention registrations or invention certificates already filed in the United States or a foreign country;

(ii)	Others: None
(e)	Except with the prior written permission of Company, Employee will not disclose to anyone other than the employees or official representatives, of Company, or use in other than Company’s business, any of Company’s Inventions during or after his employment by Company, unless and until and only to the extent that any such Inventions become public knowledge and available for public use otherwise than by his act or omission.

(f)	Employee will not disclose to Company or induce Company to use, any inventions or confidential information or data belonging to others.
7.	Company may terminate this Agreement at any time for cause. If Employee is terminated for cause, Company will have no further obligation to Employee under this Agreement. For cause termination means the following:
(a)	Employee’s breach of the patent covenants set forth in Section 6 hereof;

(b)	Employee’s material breach of the confidentiality covenants set forth in Section 5 hereof;

(c)	dishonest or obvious and willful misconduct by Employee; or

(d)	the conviction of a felony.
     For the purposes of this Section 7, cause does not include Employee’s refusal to relocate to another city.
8.	If the Company terminates Employee’s employment for reasons other than those specified in Section 7, Employee will receive the following (less any applicable taxes):
(a)	lump sum cash payment equal to one year’s base salary, paid within 30 days of the date of termination;

(b)	pro-rated bonus paid based on actual results for the year of termination; and

(c)	COBRA coverage paid by the Company under Company’s medical and dental program for the period ending 12 months after the date of termination, or Employee’s ineligibility for further coverage under the COBRA rules, whichever is earlier.
In addition, if Company terminates Employee’s employment for reasons other than those specified in Section 7 prior to the 4th anniversary of this Agreement the Employee will receive, in lieu of the retention units specified in accordance with the schedule in Section 2, the value of 10,000 retention units determined as of the date of termination, paid within 30 days of the date of termination.
9.	Termination of this Agreement does not terminate Employee’s obligations of the confidentiality and patents covenants of Sections 5 and 6.

10.	If any section, sub-section, paragraph or portion of this Agreement is, for any reason, adjudged by a court of competent jurisdiction to be invalid or unenforceable, such judgment will not affect, impair, or invalidate the remainder of this Agreement, but will be confined in its operation to the provisions of this Agreement directly involved in the controversy in which such judgment is rendered.

11.	This Agreement will in all respects be governed, construed, and enforced in accordance with the laws of the State of Ohio, excluding its principles of conflicts of law, and the parties hereto irrevocably commit to the jurisdiction of the courts of the State of Ohio, to resolve any disputes arising hereunder or related hereto.

12.	This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.
IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

EMPLOYEE	NOVEON, INC.

By:
President

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